Exhibit 10.25

SPENCER TRASK VENTURES, INC.
535 Madison Avenue, 18th Floor
New York, New York 10022

December 18, 2007

UFood Restaurant Group, Inc.
Attn: Brent Hahn, President
12516-52A Avenue
Surrey, British Columbia V3X 3K3

Re:	Finder’s Fee Agreement

Dear Mr. Hahn:

This will confirm our agreement, referred to in Section 3(e) of the Placement Agency Agreement (the “Placement Agency Agreement”), dated October 17, 2007, between Spencer Trask Ventures, Inc. (the “Placement Agent”), KnowFat Franchise Company, Inc., a Delaware corporation (“KnowFat”) and UFood Restaurant Group, Inc., a Nevada corporation (the “Company”), to act as a non-exclusive finder for the Company.

In the event the Company or any of its affiliates shall enter into a Transaction (as defined below) with any party introduced to the Company by the Placement Agent, directly or indirectly, at any time during the five (5) year period following the later of the Termination Date or the First Closing (as defined in the Placement Agency Agreement) (the “Finder Term”), then the Company shall pay to the Placement Agent a cash fee (the “Finder’s Fee”) according to the following:

(a)	7% of the first $1,000,000 or portion thereof of the consideration paid in such transaction; plus
(b)	6% of the next $1,000,000 or portion thereof of the consideration paid in such transaction; plus
(c)	5% of the next $5,000,000 or portion thereof of the consideration paid in such transaction; plus
(d)	4% of the next $1,000,000 or portion thereof of the consideration paid in such transaction; plus
(e)	3% of the next $1,000,000 or portion thereof of the consideration paid in such transaction; plus
(f)	2.5% of any consideration paid in such transaction in excess of $9,000,000.

For the purposes hereof a “Transaction” shall include any merger, acquisition, joint venture or other business combination consummated by the Company. Any such Finder's Fee due to the Placement Agent will be paid at the closing of the particular Transaction for which the Finder's Fee is due. Notwithstanding the foregoing, no Finder’s Fee shall be payable in respect of an investment in the Company by any party with whom the Company had a pre-existing relationship prior to the date of any proposed introduction and who was not introduced to the Company by the Placement Agent. In addition, the Company must agree to have the Placement Agent facilitate any proposed introduction in advance in order for the Placement Agent to be entitled to a Finder’s Fee.

The Company shall have the right, in its sole discretion, to reject any third party’s offer or to abandon any Transaction undertaken by the Company prior to the actual closing of such Transaction. Any determination as to whether to consummate a Transaction shall be made by the Company’s Board of Directors, in its sole discretion.

The Placement Agent shall be paid the Finder’s Fee in cash, regardless of the type of consideration received by the Company in connection with a Transaction, which fee shall be payable at the closing of such Transaction.

For purposes of calculating any Finder’s Fee to which the Placement Agent has demonstrated its entitlement, the transaction value of each Transaction undertaken by the Company shall not be aggregated with the transaction value of any other Transaction previously undertaken by the Company. If the Company receives consideration other than cash in connection with a Transaction, then the value of such consideration shall be its fair market value as reasonably determined by the Company’s Board of Directors and the Placement Agent. In addition, consideration shall also be deemed to include any indebtedness or other obligations assumed, directly or indirectly, in connection with, the Transaction, with the value of such indebtedness assumed being the face amount.

This letter agreement (i) shall be governed by, and construed in accordance with, the laws of the State of New York, (ii) may not be assigned by either party without prior written consent of the other party, (iii) may not by modified or amended except in writing, (iv) constitutes the entire agreement of the parties with respect to the subject matter hereof superseding all prior agreements and understandings, written or oral and (v) may be executed in counterparts each of which shall be deemed to be an original and all of which shall constitute one agreement.

Signature Page Follows

If the foregoing accurately reflects our understanding, please so indicate by signing in the space provided below.

Sincerely,

SPENCER TRASK VENTURES, INC.

By:	/s/ William P. Dioguardi
Name: William P. Dioguardi
Title: President

Agreed and Accepted:

This 18th day of December, 2007

UFOOD RESTAURANT GROUP, INC.

By:	/s/ Brent Hahn
Name: Brent Hahn
Title:President